Exhibit 4.100

SHARE PURCHASE AGREEMENT

DATED

1 MARCH, 2006

BETWEEN

JAYKAY FINHOLDING (INDIA) PRIVATE LIMITED

AND

ASIAN TELECOMMUNICATION INVESTMENTS (MAURITIUS) LIMITED

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[On Stamp Paper of Appropriate Value]

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) dated this 1st day of March, 2006 between:

JayKay Finholding (India) Private Limited, a company incorporated under the Companies Act 1956 and having its registered office at 240, Navsari Building, 1st Floor, DN Road, Mumbai 400001 (hereinafter referred to as the “Purchaser”) of the FIRST PART;

AND

Asian Telecommunication Investments (Mauritius) Limited, a company incorporated in Mauritius whose registered office is at 4th floor Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius (“ATIM”) of the SECOND PART.

(the Purchaser and ATIM are hereinafter collectively referred to as the “Parties”, and severally as the “Party”)

WHEREAS:

A.	The Company (as defined below) is engaged in the business of investing in securities of telecommunications companies in India.

B.	ATIM desires to sell all the equity shares it holds in the paid up equity share capital of the Company, being 4,074,015 shares representing 49% of the issued, subscribed and fully paid up equity share capital of the Company (the “Sale Shares”) and the Purchaser wishes to purchase the Sale Shares from the Purchaser.

NOW THEREFORE, IT IS HEREBY AGREED between the Parties as follows:

1.	DEFINITIONS AND INTERPRETATION.

1.1	Definitions

In this Agreement, the following words and expressions shall, except where the context otherwise requires, have the following meanings:

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“Act” means the Companies Act, 1956, as amended from time to time or any statutory modification or re-enactment thereof;

“Company” means UMT Investments Limited, a company incorporated in India whose registered office is at 15 Park Street, Apperjee House, C Block, 7th Floor, Kolkata 700 020;

“Completion” means the completion of the matters provided for in Clause 4;

“Completion Date” means the date of this agreement, or such other date as agreed by the parties;

“Encumbrances” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

“Loss” means any damage, loss, cost, claim, liability or expense (including reasonable legal costs and expenses) but excludes any consequential or indirect losses, economic losses or loss of profits;

“Purchase Price” shall have the meaning set forth in Clause 2(a);

“Rupees” or “Rs.” means the lawful currency of India;

“Sale Shares” shall have the meaning set forth in Recital B above; and

“Share” or “Shares” means one or more equity shares of nominal value of Rs. 10 in the Company, which shall include the Sale Shares;

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	words denoting the singular shall include the plural and vice versa;

(b)	words denoting a person shall include an individual, corporation, company, partnership, trust or other entity;

(c)	heading and bold typeface are only for convenience and shall be ignored for the purposes of interpretation;

(d)	references to the word “include” or “including” shall be construed without limitation;

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(e)	references to this Agreement or to any other agreement, deed or other instrument shall be construed as a reference to such agreement, deed or other instrument as the same may from time to time be amended, varied or supplemented;

(f)	a reference to any party to this Agreement or any other agreement or deed or other instrument shall include its successors or permitted assigns; and

(g)	a reference to an article, clause, paragraph or schedule is, unless indicated to the contrary, a reference to an article, clause, paragraph or schedule of this Agreement.

2.	SALE AND PURCHASE OF THE SALE SHARES

(a)	Subject to the terms and conditions set forth in this Agreement, ATIM hereby agrees to sell, and the Purchaser hereby agrees to purchase the Sale Shares, free and clear of any Encumbrances and together with all accrued benefits and rights, title and interests attaching thereto and all dividends declared in respect of such Sale Shares on and from the Completion Date, at the price set out in the Schedule to this Agreement (“Purchase Price”). The Purchaser shall pay the Purchase Price to ATIM as consideration for the purchase of the Sale Shares on the Completion Date.

(b)	The payment of the Purchase Price shall be effected by the Purchaser by banker’s draft or by such other means as may be agreed by the Parties.

3.	CONDITIONS PRECEDENT TO COMPLETION

3.1	Conditions Precedent

The obligation of the Purchaser to purchase the Sale Shares in the manner set forth in Clause 2 above shall be subject to the fulfilment (or, where permissible, waiver in writing by the Purchaser, as the case may be) of the following conditions precedent:

(a)	nothing shall have occurred which would render (or have the effect of rendering) any of the warranties and representations contained in Clause 5.1, untrue in any material respect;

(b)	provision by each party of certified extracts of all and any resolutions authorising each of them respectively to enter into this Agreement and sign and do all necessary acts incidental thereto; and

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(c)	termination of the existing shareholders agreement dated 9th April 2004 between ATIM, the Purchaser and the Company.

Each Party shall use all reasonable endeavours to procure, (so far as it lies within its respective powers) that each of the conditions precedent set forth in this Clause 3.1 are satisfied.

4.	COMPLETION OF THE SALE AND PURCHASE

Completion shall take place at the offices of the Purchaser on the Completion Date. At Completion:

(i)	the Purchaser shall provide ATIM its Depository Participant’s ID and client ID;

(ii)	ATIM shall provide its Depository Participant’s delivery instruction slip instructing its Depository Participant to debit the Sale Shares from its account and credit the Purchaser’s account, and a copy of such delivery instruction slip acknowledged by ATIM’s Depository Participant shall be provided to the Purchaser;

(iii)	The Depository Participant of the Purchaser shall confirm that the Sale Shares have been received in the Purchaser’s account;

(iv)	the Purchaser shall deliver to ATIM the Purchase Price by a banker’s draft against receipt of confirmation from the Purchaser’s Depository Participant that the Sale Shares have been received in the Purchaser’s account;

(v)	ATIM shall deliver or cause to be delivered to the Purchaser, copies, certified as true by a director of the Company, of resolutions of the Company’s board, approving:

(a)	the transfer of the Sale Shares to the Purchaser;

(b)	the registration or acknowledgement of the Purchaser as the transferee of the Sale Shares;

(c)	the appointment of the Purchaser’s nominated directors, which shall be advised to ATIM at least 3 days before Completion, such appointment to take effect immediately.

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Each of the above activities shall be given effect simultaneously, and Completion shall be deemed to have occurred when all the aforesaid activities have been completed.

5.	REPRESENTATIONS AND WARRANTIES

5.1	ATIM hereby represents and warrants to the Purchaser that:

(a)	it is a company duly incorporated and validly existing under the laws of Mauritius and has corporate power to own its assets, conduct its business as presently conducted and to enter into, and perform its obligations under this Agreement;

(b)	this Agreement has been duly authorised and executed by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditors’ rights generally or the application of general principles of equity;

(c)	neither the execution or performance of this Agreement nor the compliance with its terms, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under any indenture, mortgage, agreement or other instrument to which ATIM are a party or by which it is bound, or violate any of the terms or provisions of its organisational documents, by laws or other governing documents or judgement, decree or order or any statute, rule, regulation applicable to it;

(d)	no litigation, arbitration or administrative proceedings are pending or threatened against it, and no claim has been made against it which is likely to have an adverse effect on the enforceability, performance of or compliance with its obligations under this Agreement;

(e)	the Sale Shares are and will at Completion be fully paid up;

(f)	other than as contained in the shareholders agreement dated 9th April 2004 between ATIM, the Purchaser and the Company, there is no option, pre-emption rights or other rights to acquire and no Encumbrance or charge of any nature on, over or affecting such Sale Shares, and there is no agreement or commitment to give or create any of the foregoing nor is there any agreement or other thing which requires or might require additional shares of the Company to be issued or allotted beyond its present issued shares nor have any claims been made by any person entitled or claiming to be entitled to any of the foregoing; and

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(g)	ATIM’s ownership of the Sale Shares consists of good, valid and indefeasible title, and ATIM being the legal and beneficial owner of the Sale Shares, is and will at Completion be entitled to sell and transfer the Sale Shares and pass full legal and beneficial ownership thereof to the purchaser free from any Encumbrance or charge of any nature whatsoever in accordance with the terms of this Agreement.

5.2	ATIM hereby indemnifies, defends and holds harmless the Purchaser from and against any and all Losses, which may be incurred or suffered by the Purchaser and which may arise out of or result from any breach of any warranty, obligations, covenants made by ATIM in this Agreement, provided that the Purchaser shall first issue to ATIM a notice calling upon ATIM to rectify the same within thirty (30) days from the date of such notice.

6.	MISCELLANEOUS

6.1	Notices

(a)	All notices or other communications to be given under this Agreement, shall be in writing and shall either be personally delivered or sent by registered post, courier, telex or facsimile transmission and shall be addressed for the attention of the persons addressed below:

If to the Purchaser:

Address:	Meher Chambers,
4th & 5th Floors,
R.K. Marg, Ballard Estate,
Mumbai 400
Attention:	Company Secretary

If to ATIM:

4th Floor, Les Cascades Building
Edith Cavell Street, Port Louis
Mauritius
Fax:	230-212-9833
Attention:	Ms. Christiane Yeung

CC

Hutchison Telecommunications International Limited
20F Hutchison Telecom Tower
99 Cheung Fai Road
Tsing Yi, Hong Kong
Fax:	852 2128 3112
Attention:	Group Senior Legal Counsel

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(b)	Any Party may, by notice, change the address to which such notices and communication are to be delivered or transmitted.

(c)	A notice shall be deemed to have been served as follows:

(i)	if personally delivered, at the time of delivery;

(ii)	if sent by registered post or courier, at the time of delivery thereof to the person receiving the same; or

(iii)	if sent by facsimile transmission, in the absence of any indication that the facsimile transmission was distorted or garbled, at the time of production of a transmission report by the machine from which the facsimile was sent, which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient notified for the purposes of this Clause 6.1.

6.2	No Waiver

No waiver of any provision of this Agreement, nor consent to any departure from it by any Party, is effective unless it is in writing. A waiver or consent will be effective only for the purpose for which it was given. No default of delay on the part of any Party, in exercising any rights, powers or privileges operates as a waiver of any right, nor does a single or partial exercise of a right preclude any exercise of other rights, powers or privileges. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

6.3	Amendment

No amendment, variation, alteration or modification of this Agreement shall be effective, unless made in writing and signed by all the Parties to this Agreement.

6.4	Assignment

No Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement, without the prior written consent of the other Parties.

6.5	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of India.

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6.6	Severability

If any provision of this Agreement or any part thereof is declared or held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not invalidate this entire Agreement. In that case, this Agreement shall be construed, so as to limit any term or provision, so as to make it enforceable or valid within the requirements of applicable law, and, in the event that such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid, illegal or unenforceable provision.

6.7	No Third Party Beneficiary

Nothing expressed or mentioned in this Agreement is intended or will be construed to give any person other than the Parties and their permitted assigns and successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions contained in it.

6.8	Counterparts

This Agreement is executed in counterparts, by each of the Parties, and each of the counterparts shall, constitute an original, but all of them shall constitute only one document.

IN WITNESS WHEREOF, the parties have entered into this Agreement, the day and year first above written.

ASIAN TELECOMMUNICATION INVESTMENTS (MAURITIUS) LIMITED

By:
Name:
Title:

JAYKAY FINHOLDING (INDIA) PRIVATE LIMITED

By:
Name:
Title:

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Schedule

Purchase Price

(in accordance with Clause 2(a))

Rs 3,195,610,259 (Rupees Three billion one hundred and ninety five million six hundred and ten thousand two hundred and fifty nine)